Exhibit 99.1

Ambarella to Acquire Oculii; Radar Perception AI Algorithm Global Leader

Oculii’s Patented Adaptive AI Software Increases Resolution of Existing RF Radar Silicon

Up To 100X

Santa Clara, Calif. – Oct. 26, 2021 – Ambarella, Inc. (NASDAQ: AMBA), an AI vision silicon company, today announced it has entered into a definitive agreement to acquire Ohio-based Oculii Corporation (“Oculii”). Oculii’s adaptive AI software algorithms are designed to enable radar perception using current production radar chips to achieve significantly higher (up to 100X) resolution, longer range and greater accuracy. These improvements eliminate the need for specialized high-resolution radar chips, which have significantly higher power consumption and cost than conventional radar solutions. Oculii’s software can be deployed on Ambarella’s existing CVflow® SoCs, operating in conjunction with leading radar RF solutions to increase safety and reliability.

The acquisition expands Ambarella’s addressable market into radar perception and fusion with its existing edge AI CV perception SoCs for automotive and other IoT endpoint applications, including mobile robotics and security. The fusion of Ambarella’s camera technology and Oculii’s radar software stack provides an all-weather, low-cost and scalable perception solution, enabling higher levels of autonomy for automotive tier 1s and OEMs globally.

“The Oculii team brings great synergies with Ambarella’s algorithm-first approach and our ongoing initiatives to intelligently fuse sensor data in edge AI systems,” said Fermi Wang, president and CEO of Ambarella. “We expect Oculii’s unique adaptive radar perception algorithms, combined with Ambarella’s vision and AI processing, to unlock greater levels of perception accuracy than previously attainable with discrete camera and radar solutions.”

“Joining Ambarella will enable Oculii to expand the development of our radar technology while leveraging our synergies as part of this leading vision and AI processor company,” said Steven Hong, CEO of Oculii. “We look forward to working with our customers and silicon partners to deliver complete AI perception solutions, based on the combined strengths of our innovative engineering teams and advanced radar and computer vision technologies.”

Oculii’s superior resolution and sensitivity can unlock the potential of everything from advanced driver-assistance systems (ADAS) and autonomous vehicles to robotics and security, by providing radar with a dynamic waveform that uses AI to learn from and adapt to the environment. The result is an extended operating range of up to 400 meters with a wide field of view.

To date, Oculii is engaged with 10 of the top 15 tier 1s on software licensing, and has commercial development contracts with leading OEM and AV companies. Oculii is generating pre-production revenue today, with production programs expected to commence in CY2023.

The boards of directors at both companies have approved the transaction, which is subject to customary closing conditions and expected to close during Ambarella’s Q4 FY2022 (ending January 31, 2022). Wilson Sonsini Goodrich & Rosati served as legal advisor to Ambarella, and Goodwin Procter served as legal advisor to Oculii. Greenhill & Co. served as financial advisor to Ambarella.

Conference Call and Video

Ambarella plans to hold a conference call at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time today with Fermi Wang, President and Chief Executive Officer, Steven Hong, CEO of Oculii, Les Kohn, Chief Technology Officer, Casey Eichler, Chief Financial Officer, and Louis Gerhardy, Corporate Development, to discuss the acquisition. The call can be accessed by dialing 877-304-8963 in the USA; international callers should dial 760-666-4834. Please dial in 10 minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Ambarella’s website at http://investor.ambarella.com/events.cfm for up to 30 days after the call.

Additionally, a video about this acquisition can be viewed and downloaded here: https://vimeo.com/638915919

About Ambarella

Ambarella’s products are used in a wide variety of human and computer vision applications, including video security, advanced driver assistance systems (ADAS), electronic mirror, drive recorder, driver/cabin monitoring, autonomous driving and robotics applications. Ambarella’s low-power systems on chip (SoCs) offer high-resolution video compression, advanced image processing and powerful deep neural network processing to enable intelligent cameras to extract valuable data from high-resolution video streams. For more information, please visit www.ambarella.com

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Merger Agreement, the time frame in which they will occur, the potential benefits from fusion of Ambarella’s camera technology and Oculii’s radar software, and potential business synergies to be realized. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the acquisition of Oculii or that other conditions to the closing may not be satisfied, the potential impact on the business of Oculii due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, technological challenges related to combining Ambarella’s camera technology and Oculii’s radar software, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Ambarella’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2021. The forward-looking statements included herein are made only as of the date hereof, and Ambarella undertakes no obligation to revise or update any forward-looking statements for any reason.

Ambarella Contacts

•	Media contact: Eric Lawson, elawson@ambarella.com, (480) 276-9572

•	Investor contact: Louis Gerhardy, lgerhardy@ambarella.com, (408) 636-2310

•	Sales contact: www.ambarella.com/about/contact/inquiries

All brand names, product names, or trademarks belong to their respective holders. Ambarella reserves the right to alter product and service offerings, specifications, and pricing at any time without notice. ©2021 Ambarella. All rights reserved.

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